UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2002

Viragen, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 233-8746

Not Applicable

(Former name or former address, if changed since last report)

Items 1 — 4. Not Applicable

Item 5. Other Events

     On August 15, 2002, Viragen, Inc. (the “Company”) was named as a defendant in a lawsuit filed by Medicore, Inc. in Circuit Court, Broward County, Florida (Medicore, Inc. vs. Viragen, Inc., Case No. 02-0147812). Medicore, the former parent of Viragen, is alleging breach of contract in relation to royalties it alleges are due from present and future sales of the Company’s natural interferon product, which was independently developed by BioNative AB. BioNative was acquired by Viragen in September 2001 and subsequently renamed ViraNative.

     The Company and Medicore, Inc. entered into a royalty agreement with respect to interferon, transfer factor and products using interferon and transfer factor in November 1986. The agreement was subsequently amended in November 1989 and May 1993. The agreement provides for a maximum cap on royalties to be paid to Medicore of $2,400,000. It includes a schedule of royalty payments of:

• 5% of the first $7,000,000 of sales,

• 4% of the next $10,000,000, and

• 3% of the next $55,000,000

These royalties are to be paid until the total of $2,400,000 is achieved. The agreement also states that royalties of approximately $108,000 previously accrued as payable to Medicore will be the final payment.

     As noted in our Form 10-Q for the period ended March 31, 2002, sales of our natural interferon product totaled approximately $878,000. If it is determined that payment of the royalties is to be made, the amount owed on these sales would be approximately $44,000. This amount was not accrued for as of March 31, 2002.

     The Company is evaluating the complaint filed by Medicore and is prepared to rigorously defend its position in this action.

Items 6 — 9. Not Applicable

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC

Date: August 27, 2002	By: /s/ Dennis W. Healey

Dennis W. Healey Executive Vice President and Chief Financial Officer

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